                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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         Section240.14a-12

                                     ROBINSON NUGENT, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                             ROBINSON NUGENT, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 5, 1998

    The Annual Meeting of Shareholders of Robinson Nugent, Inc. will be held at the Holiday Inn Lakeview, 505 Marriott Drive, Clarksville, Indiana, on Thursday, November 5, 1998, at 10:00 a.m. (EST) for the following purposes:

    1.  To elect two directors to serve for terms of three years each;

    2. To ratify the selection by the Board of Directors of Deloitte & Touche LLP as certified public accountants for the Company for the fiscal year ending June 30, 1999; and

    3.  To transact such other business as may properly come before the meeting.

    Holders of Common Shares of record at the close of business on September 15, 1998 are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors
                                          Richard L. Mattox, Secretary

October 5, 1998
New Albany, Indiana

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

                             ROBINSON NUGENT, INC.
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 5, 1998

GENERAL INFORMATION

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of Robinson Nugent, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. (EST) on November 5, 1998, and at any adjournment thereof. The meeting will be held at the Holiday Inn Lakeview, 505 Marriott Drive, Clarksville, Indiana. This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about October 5, 1998.

    A shareholder who signs and returns the enclosed proxy may revoke it at any time before it is exercised. The revocation must be executed by written notice to the Secretary of the Company, by the submission of a subsequent proxy relating to the same shares or by attending the Annual Meeting and voting in person. All proxies returned prior to the meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any proxy not specifying to the contrary will be voted (1) FOR the election of the nominees for director named below, and (2) FOR the proposal to ratify the selection of Deloitte & Touche LLP as certified public accountants for the Company for the fiscal year ending June 30, 1999.

    As of the close of business on September 15, 1998, the record date for the Annual Meeting, there were outstanding and entitled to vote 4,891,765 Common Shares of the Company. Each outstanding Common Share is entitled to one vote. The Company has no other voting securities. Shareholders do not have cumulative voting rights.

    The presence in person or by proxy of a majority of the Common Shares is necessary in order to constitute a quorum at the Annual Meeting. Proxies marked as abstaining will be treated as present for purposes of determining a quorum and will be treated as present and entitled to vote on any matter as to which abstention is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name because the beneficial owner has withheld voting instructions will be treated as present for purposes of determining a quorum but will not be counted as voting on any matter as to which a non-vote is indicated on the proxy.

    A copy of the Annual Report of the Company, including financial statements and a description of operations for the fiscal year ended June 30, 1998, has preceded or accompanies this proxy statement. The financial statements contained in that report are not incorporated by reference herein.

    All expenses in connection with solicitation of proxies will be borne by the Company. The Company will provide copies of this proxy statement, the accompanying form of proxy, and the Annual Report to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners and, upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding solicitation material. The Company expects to solicit proxies primarily by mail, but directors, officers and regular employees of the Company may also solicit in person or by telephone.

    Shareholder proposals to be considered for presentation to the 1999 Annual Meeting of Shareholders must be submitted in writing and received by the Company on or before June 7, 1999.

    The mailing address of the principal offices of the Company is 800 East Eighth Street, Post Office Box 1208, New Albany, Indiana 47151-1208.

BENEFICIAL OWNERSHIP OF COMMON SHARES

    The following table sets forth certain data with respect to those persons known by the Company to be the beneficial owners of five percent or more of the outstanding Common Shares of the Company as of September 15, 1998 and also sets forth such data with respect to each director of the Company, each officer listed in the Summary Compensation Table, and all directors and executive officers of the Company as a group. Except as otherwise indicated in the notes to the table, each beneficial owner possesses sole voting and investment power with respect to the shares indicated.

                                         NUMBER OF       PERCENT
                                        SHARES (1)       OF CLASS
                                      ---------------  ------------
PRINCIPAL SHAREHOLDERS

Samuel C. Robinson                      1,141,274(2)         21.8%
 226 Barefoot Beach Blvd.
 Bonita Springs, Florida 34134

ROI Capital Management, Inc.              446,500(3)          8.5%
 17 E. Sir Francis Drake Blvd.
 Suite 225
 Larkspur, California 94939

Lawrence Mazey                            360,329(4)          6.9%
 228 Santee Path
 Louisville, Kentucky 40207

James W. Robinson                         311,404(4)          5.9%
 7621 State Road 62
 Lanesville, Indiana 47136

Dimensional Fund Advisors, Inc.           296,500(3)          5.7%
 1299 Ocean Avenue
 Santa Monica, California 90401

DIRECTORS AND EXECUTIVE OFFICERS
Samuel C. Robinson                      1,141,274(2)         21.8%
James W. Robinson                         311,404(4)          5.9%
Larry W. Burke                            234,663(5)          4.5%
Patrick C. Duffy                           43,000(4)            *
Richard L. Mattox                          35,810(4)            *
Jerrol Z. Miles                            23,280(4)            *
Donald C. Neel                              2,000(6)            *
Ben M. Streepey                             3,000(7)            *
Richard W. Strain                          19,000(4)            *
W. Michael Coutu                           53,807(8)            *
J. Henk van Melsen                         26,800(9)            *
Leong Chun Kin                             15,300(10)           *
David W. Pheteplace                         5,842(11)           *
William S. Jensen                          10,000(12)           *

All directors and executive officers    1,932,380(13)        36.8%
 as a group (15 persons)

------------------------

*   Less than 1%.

(1) The table includes certain shares owned of record by the Company's 401(k) Plan and the 1993 Employee Stock Purchase Plan. The participants in these Plans, as noted in the following footnotes, have voting rights but no rights of disposition with respect to the shares allocated to their respective accounts.

(2) Includes 14,608 shares owned of record by Mr. Robinson's wife, as to which she possesses sole voting and investment power, and 7,443 shares owned of record by National City Bank, Southern Indiana, as trustee for the benefit of a child, as to which Mr. Robinson and the trustee share voting and investment power. Mr. Robinson disclaims any beneficial interest in these shares.

(3) The shareholder certified in Schedule 13G filed with the Securities and Exchange Commission that these shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4) Includes 18,000 shares which each named individual may acquire upon exercise of stock options granted to non-employee members of the Board of Directors under the 1993 Employee and Non-Employee Director Stock Option Plan.

(5) Includes 348 shares owned of record by Mr. Burke's wife, as to which he disclaims any beneficial interest; 164,797 shares subject to immediately exercisable options granted pursuant to the Company's Employee Stock Option Plans; and 67,659 shares allocated to Mr. Burke's account pursuant to the Company's 401(k) Plan and the 1993 Employee and Non-Employee Director Stock Purchase Plan.

(6) Represents 2,000 shares subject to immediately exercisable options granted to non-employee members of the Board of Directors under the 1993 Employee and Non-Employee Director Stock Option Plan.

(7) Includes 2,000 shares subject to immediately exercisable options granted to non-employee members of the Board of Directors under the 1993 Employee and Non- Employee Director Stock Option Plan.

(8) Includes 37,310 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Director Stock Option Plan.

(9) Represents 26,800 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Director Stock Option Plan.

(10) Includes 7,200 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Director Stock Option Plan.

(11) Mr. David W. Pheteplace resigned from the Company on April 23, 1998.

(12) Represents 10,000 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee and Non-Employee Director Stock Option Plan. Mr. William S. Jensen resigned from the Company on August 21, 1998.

(13) Includes in the aggregate 354,407 shares which may be acquired within 60 days upon the exercise of outstanding stock options held by non-employee directors and executive officers and 67,659 shares allocated to the accounts of executive officers pursuant to the Company's 401(k) Plan and the 1993 Employee and Non-Employee Director Stock Purchase Plan.

                           1.  ELECTION OF DIRECTORS

NOMINEES

    The Bylaws of the Company provide for ten directors, divided into two classes of three persons and one class of four persons, each of whom is to be elected for a three-year term. Patrick C. Duffy and Richard L. Mattox, whose terms of office expire at the annual meeting, each have been nominated by the Board of Directors for re-election to an additional three-year term. The office of the third director with a term expiring in 1998 is vacant.

    Unless authority to vote for such nominees is withheld, the accompanying proxy will be voted FOR the election of Messrs. Duffy and Mattox. However, the persons designated as proxies reserve the right to vote for another person designated by the Board of Directors in the event any nominee is unable or unwilling to serve. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. Proxies will not be voted for more than two nominees. Directors are elected by a plurality of the Common Shares voting in the election.

    The following table sets forth information with respect to each nominee for election to the Board of Directors, and with respect to each director whose term of office will continue.

                                                               SERVED
                                                                 AS       TERM OF
                                       POSITIONS HELD         DIRECTOR     OFFICE
          NAME              AGE       WITH THE COMPANY         SINCE      EXPIRES
-------------------------   ---   -------------------------   --------    --------
Patrick C. Duffy            61    Chairman of the Board of      1991         1998
                                   Directors
Samuel C. Robinson          66    Director                      1955         2000
James W. Robinson           64    Director                      1955         1999
Larry W. Burke              58    President and Chief           1990         1999
                                   Executive Officer and
                                   Director
Richard L. Mattox           64    Secretary and Director        1964         1998
Jerrol Z. Miles             58    Director                      1974         2000
Richard W. Strain           57    Director                      1991         2000
Donald C. Neel              53    Director                      1997         1999
Ben M. Streepey             42    Director                      1997         1999

BUSINESS EXPERIENCE OF DIRECTORS

    Except as described below, the principal occupations of the directors and nominees have not changed during the past five years.

    Patrick C. Duffy was elected Chairman of the Board of Directors on January 23, 1998. He has been a management consultant since 1988 to various businesses with emphasis on system management and electronics research, development and manufacturing. Prior to 1998, Mr. Duffy was president of Chrysler Corporation Space Division. Chrysler Corporation Space Division designed, manufactured and performed launch operations for the Apollo space program. Mr. Duffy also diversified the Space Division into the electrical/electronic automotive field by initiating automotive wire harness design and production in Cape Canaveral, Florida, and Juarez, Mexico. He established an electronics design and manufacturing facility in Louisiana that supplied test equipment to automotive outlets in the U.S. and Europe. He was the President and owner of Switches, Inc., an Indiana company that designed and manufactured electronics for the automotive industry. Mr. Duffy is a former Chairman of the Board of Acordia Southeast, an insurance brokerage firm covering Florida, Georgia and Louisiana, with headquarters in Clearwater, Florida.

    Samuel C. Robinson retired as Chief Executive Officer of the Company on June 30, 1985 and retired as Chairman of the Board on January 23, 1998.

    James W. Robinson served as Executive Vice President and Treasurer of the Company until June 30, 1985, at which time he was elected as Chairman of the Board. He served as Chairman of the Board of the Company until his resignation on January 29, 1987. Mr. Robinson is active in various independent investments unrelated to the activities of the Company. He is also a director of Caldwell Tanks, Inc., Community Bank of Southern Indiana, Hughes Group, Inc., StemWood Corp., CT Services Corp., SCI Broadcasting, Inc., Community Bank Shares of Indiana, Inc., and Sunnyside Communications, Inc., all of which are located in the Louisville, Kentucky metropolitan area.

    Larry W. Burke has served as President and Chief Executive Officer of the Company since March 6, 1990. He served as Executive Vice President of the Company from April, 1986 to March, 1990. Mr. Burke serves as a Director of Heritage Bank of Southern Indiana, a subsidiary of Community Bank Shares of Indiana, Inc. He also serves as a member of the Board of Advisors of Indiana University Southeast, New Albany, Indiana.

    Richard L. Mattox is a partner in the law firm of Mattox & Mattox in New Albany, Indiana and acted as legal counsel to the Company during fiscal 1998.

    Jerrol Z. Miles is a Senior Vice President of National City Bank, Kentucky, located in Louisville, Kentucky, where his primary responsibility is management of commercial loans and special credit departments. He also serves as a member of the Board of Advisors of Indiana University Southeast, New Albany, Indiana.

    Donald C. Neel is president and CEO of Health Network International (HNI). HNI develops software and services in the field of personal health management. He was formerly an executive at Eli Lilly and Company holding a variety of global positions in finance, information systems and general management. Mr. Neel is a member of Ball State University's Advisory Board for the Center for Information and Communication Sciences.

    Ben M. Streepey is Vice President-Business Printers and General Manager-Laser Printers for Lexmark International located in Lexington, Kentucky. He is responsible for worldwide research, development and manufacturing for business printers and related supplies.

    Richard W. Strain has held a variety of positions with Eli Lilly and Company. From July 1984 until 1990, he served as president of the Medical Instrument Systems Division; and from 1990 to April 1992, he served as vice president for Business Development and Pricing. In May 1992, Mr. Strain was elected as president/CEO of Heart Rhythm Technologies, and in December 1993 he returned to Eli Lilly and Company headquarters. Since his retirement from Eli Lilly and Company, Mr. Strain has been president/ CEO of a biotech company, participated in healthcare consulting, and serves on several boards.

FAMILY RELATIONSHIPS

    Samuel C. Robinson and James W. Robinson are brothers. There is no other family relationship among the directors and executive officers of the Company.

COMPENSATION OF DIRECTORS

    In fiscal 1998, members of the Board of Directors who are not employees of the Company received remuneration in the amount of $8,000 per year, and in addition received $1,200 for each meeting of the Board of Directors attended. Audit and Compensation Committee members received a minimum of $400 per meeting attended plus $200 per hour for attendance beyond two hours. Directors serving on the Ad-hoc committees established at the April 1998 board meeting received $200 per hour for attendance during meetings of these committees with a maximum of $600 per meeting. During fiscal 1998, Samuel C. Robinson and Patrick C. Duffy received, for their services as Chairman of the Board of Directors, $2,000 per quarter and $1,700 per meeting, plus reimbursement of expenses. In addition, Mr. Duffy received $750 per day, plus reimbursement of expenses, while meeting or traveling with Management. The Chairpersons of the Audit and Compensation Committees received $500 for their services in such capacities during fiscal 1998. Members of the Board of Directors who are employees of the Company receive no separate remuneration for their service as directors. The Board of Directors changed their compensation for attending regular quarterly board meetings in fiscal 1999. Historically, these fees have been paid in cash. These cash payments have been suspended until the Company returns to profitability, and have been replaced by equivalent stock option grants. Members of the Board of Directors will continue to be paid in cash for fees related to their attendance at committee meetings, meetings with management, as well as for their reimbursement of expenses.

    Under the provisions of the 1993 Employee and Non-Employee Director Stock Option Plan approved by the shareholders in November, 1993, Non-Employee directors are granted non-qualified stock options (NQSOs) annually to purchase 4,000 Common Shares of the Company at the then current market price. Such options were granted to Non-Employee Directors on September 13, 1993, September 13, 1994, September 13, 1995, September 13, 1996, and September 13, 1997, at an exercise price of $8.75, $6.00, $8.625, $4.75, and $7.375 per Common Share, respectively. Additional options to purchase 4,000 Common Shares were granted on September 13, 1998 to Non-Employee Directors with an exercise price of $4.25 per Common Share. These options are incentive stock options exercisable as to one-half the shares after the first anniversary of the date of grant and as to all the shares after the second anniversary of the date of grant and expire ten years after date of grant.

    For fiscal 1999, non-employee members of the Board of Directors will be entitled to additional remuneration determined with reference to the actual consolidated pretax income of the Company as compared to that specified in the Company's 1999 financial plan. The amount of the additional compensation will be paid in cash and shares of the Company's Common Stock, and will be determined, on a cumulative basis, as follows:

    Additional Remuneration--Cash:

      If pretax income for fiscal 1999 is greater than 80% of the amount specified in the plan, then the non-employee directors will share equally in additional cash remuneration equal to 5% of the excess, up to the amount of pretax income specified in the plan.

      If pretax income for fiscal 1999 is greater than the amount specified in the plan, then the non-employee directors will share equally in additional cash remuneration equal to 15% of the excess.

    Additional Remuneration--Shares of Common Stock:

      If pretax income for fiscal 1999 is greater than 110%, but is no greater than 120%, of the amount specified in the plan, then the non-employee directors will share equally in additional remuneration equal to 30% of the excess. To the extent that pretax income exceeds 120% of the amount specified in the plan, then the non-employee directors will share equally in additional remuneration equal to 60% of the excess. This additional remuneration will be in the form of Common Shares to be issued to the non-employee directors and valued, for this purpose, at an amount equal to their fair market value per share as of the date of the grant.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors is comprised of Richard
L. Mattox, Ben M. Streepey, and Jerrol Z. Miles. The Compensation Committee also serves as the Stock Option Committee of the Board of Directors. The responsibilities of the Compensation Committee include making recommendations to the Board of Directors with respect to compensation arrangements for the executive officers of the Company and policies relating to salaries and job descriptions, insurance programs, and benefit programs of the Company, including its retirement plans. The Committee administers the 1993 Employee and Non-Employee Director Stock Option Plan. This committee met two times during fiscal 1998.

    The Audit Committee of the Board of Directors is comprised of Donald C. Neel, James W. Robinson, and Richard W. Strain. The Audit Committee reviews with the auditors the scope of the audit work performed, any questions arising in the course of such work and inquiries as to other pertinent matters such as internal accounting controls, financial reporting, security and personnel staffing. The committee met three times during fiscal 1998.

    The Board of Directors has no Nominating Committee. The Board of Directors will consider for nomination as directors persons recommended by shareholders. Such recommendations must be in writing and delivered to the Secretary, Robinson Nugent, Inc., P. O. Box 1208, New Albany, Indiana 47151-1208.

    The Board of Directors met five times during fiscal 1997. No director attended fewer than 75% of the meetings of the Board of Directors and meetings of any committee of the Board of Directors of which he or she was a member.

    New Ad-hoc committees of the Board of Directors were established in April 1998. These Ad-hoc committees include an organization oversite committee, an information system implementation oversite committee, an executive search oversite committee, and a product development oversite committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal year 1998, the Compensation Committee was comprised of Richard
L. Mattox, Ben M. Streepey, and Jerrol Z. Miles. Except for Mr. Richard L. Mattox, none of the other members of the Compensation Committee are now serving or previously have served as officers of the Company or any subsidiary, and none of the Company's executive officers serve as directors of, or in any compensation-related capacity for, companies with which members of the Compensation Committee are affiliated. Mr. Richard L. Mattox serves as Corporate Secretary of the Company and various subsidiaries, but receives no compensation for his services in such capacity.

EXECUTIVE COMPENSATION

    GENERAL

    The following Summary Compensation Table sets forth certain information with respect to the aggregate compensation paid during each of the last three years to the Company's President and Chief Executive Officer and each of the other executive officers of the Company whose salary and bonus exceeded $100,000 during fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                            ANNUAL COMPENSATION           --------------------------
                                                   -------------------------------------  RESTRICTED     OPTIONS/
                                                                          OTHER ANNUAL       STOCK         SAR'S        ALL OTHER
                                                    SALARY      BONUS     COMPENSATION     AWARD(S)        # OF       COMPENSATION
                                          YEAR        ($)        ($)         ($)(1)           ($)        SHARES(2)       ($)(3)
                                        ---------  ---------  ---------  ---------------  -----------  -------------  -------------
Larry W. Burke, President                    1998    216,477     --             4,012         --            16,500         61,701
  and Chief Executive                        1997    216,491     21,000         5,505         --            15,750         62,208
  Officer                                    1996    206,250     --             6,997         --            15,000         66,506

W. Michael Coutu,                            1998    142,837     10,000        --             --             9,020         12,255
  Vice President of                          1997    180,479     11,900         2,408         --             8,600          9,498
  Operations                                 1996    130,000     --             3,986         --             8,200         10,261

Leong Chun Kin,                              1998    198,137     --            --             --             8,800         --
  Managing Director,                         1997    214,625     --            --             --             8,400         --
  Asia Pacific Operation                     1996    216,020     --            --             --             2,500         --

J. Henk van Melsen,                          1998    186,923     --            --             --             8,800         36,367
  Managing Director,                         1997    158,114     --            --             --             8,400         36,434
  European Operations                        1996    198,106     --            --             --             8,000         39,207

David W. Pheteplace, (4)                     1998    282,177     --            --             --            12,000          1,798
  Former Vice President and                  1997    293,708     19,000        --             --            50,000            697
  General Manager of North                   1996     --         --            --             --            --             --
  American Operations

William S. Jensen (5)                        1998    210,670     --            --             --            --              2,096
  Former Director of Sales                   1997     15,000     10,000        --             --            20,000         --
  and Marketing of North                     1996     --         --            --             --            --             --
  American Operations

------------------------

(1) Represents imputed interest attributable to interest-free loans authorized by the Board of Directors in connection with the purchase of Common Shares of the Company under the 1993 Employee Stock Purchase Plan.

(2) Represents options granted under the 1993 Employee and Non-Employee Director Stock Option Plan.

(3) Includes contributions by the Company on behalf of the named persons and the group to the Company's Retirement Plan and 401(k) Plan, and pursuant to deferred compensation agreements. Effective May 10, 1990, the Company entered into a deferred compensation agreement with Mr. Burke. The deferred compensation agreement provides for payments of $50,000 per year to a trust administered by PNC Bank, Kentucky, Inc., Louisville, Kentucky, as supplemental retirement income benefits to Mr. Burke. The Company also entered into a deferred compensation agreement with Mr. van Melsen on January 1, 1994, requiring the Company to contribute to a fund administered by Swiss Life Insurance for supplemental retirement benefits in addition to the Netherland's government pension plan. The 1998 fiscal contribution to this fund was $36,367. These agreements continue until termination of the respective employment relationships.

(4) Mr. David W. Pheteplace was appointed Vice President and General Manager of North American Operations as of September 10, 1996. His salary for fiscal 1997 includes a $15,000 signing bonus, a $27,750 stock award (5,842 shares), and $99,911 of reimbursement for moving and relocation expenses. Mr. David
    W. Pheteplace resigned from the Company on April 23, 1998. His salary for 1998 includes $95,000 of severance pay expense.

(5) Mr. William S. Jensen was appointed Director of Sales and Marketing of North American Operations as of May 12, 1997. His bonus for 1997 represents a signing bonus relative to his employment with the Company. His salary for 1998 includes $64,577 reimbursement for moving and relocation expenses. Mr. William S. Jensen resigned from the Company on August 21, 1998.

    Each of the officers listed in the Summary Compensation Table serves for a term of one year.

    STOCK OPTIONS

    The following table shows the options granted to the named executive officers of the Company in fiscal 1998. These options are incentive stock options exercisable as to one-half the shares after the first anniversary of the date of grant and as to all the shares after the second anniversary of the date of grant and expire ten years after date of grant.

                                                 INDIVIDUAL GRANTS
                              -------------------------------------------------------        POTENTIAL REALIZABLE
                                              % OF TOTAL                                   VALUE AT ASSUMED ANNUAL
                                OPTIONS         OPTIONS                                  RATES OF SHARE APPRECIATION
                                GRANTED       GRANTED TO      EXERCISE                        FOR OPTION TERM(1)
                                  # OF       EMPLOYEES IN       PRICE     EXPIRATION   --------------------------------
            NAME                 SHARES       FISCAL YEAR      $/SHARE       DATE           5%($)           10%($)
----------------------------  ------------  ---------------  -----------  -----------  ---------------  ---------------
Larry W. Burke                   16,500             16.1%         6.125      7/31/07         63,608          161,123
David W. Pheteplace              12,000             11.7%         6.125      7/21/98         46,260          117,180
W. Michael Coutu                  9,020              8.8%         6.125      7/31/07         34,772           88,080
Leong Chun Kin                    8,800              8.6%         6.125      7/31/07         33,924           85,932
J. Henk van Melsen                8,800              8.6%         6.125      7/31/07         33,924           85,932
William S. Jensen                  --             --             --           --             --               --
All optionees                   102,740            100.0%        --           --            394,088          998,256
All shareholders                   --                            --           --         13,476,813(2)    34,120,061(2)
% of all shareholder gain                                                                     2.92%            2.93%

------------------------

(1) Potential realizable value is calculated based on an assumption that the price of the Company's Common shares appreciates at the annual rate shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term (10 years). The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. THE 5% AND 10% ASSUMED RATES OF APPRECIATION ARE MANDATED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND DO NOT IN ANY WAY REPRESENT THE COMPANY'S ESTIMATE OR PROJECTION OF FUTURE STOCK PRICES. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Company's Common shares, the continued employment of the Named Executive Officer holding the option through its vesting period and the subsequent exercise of the option by the Named Executive Officer.

(2) Calculated by applying assumed 5% and 10% appreciation through the year 2006, less the value of outstanding shares at June 30, 1998, with assumed market price of $4.375.

    There were no stock options exercised by the executive officers named in the Summary Compensation Table in fiscal 1998.

    The following table sets forth the number of unexercised options held at June 30, 1998 by each of the Company's executive officers named in the Summary Compensation Table, and the related values of such options at June 30, 1998. The value of unexercised options at June 30, 1998 is based upon a market value at June 30, 1998 of $4.375 per Common Share.

                         FISCAL YEAR END OPTION VALUES

                           NUMBER OF UNEXERCISED
                                  OPTIONS               VALUE OF UNEXERCISED
                           AT JUNE 30, 1998 (# OF       IN-THE-MONEY OPTIONS
                                  SHARES)             AT JUNE 30, 1998 ($)(1)
                         --------------------------  --------------------------
         NAME            EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------  -----------  -------------  -----------  -------------
Larry W. Burke              148,672        24,375        30,000        --
W. Michael Coutu             27,500        13,320        --            --
David W. Pheteplace          31,000        31,000        --            --
Leong Chun Kin                6,700        13,000        --            --
J. Henk van Melsen           18,200        13,000        --            --
William S. Jensen            10,000        10,000        --            --

------------------------

(1) Value is calculated by (i) subtracting the exercise price per share from the fiscal year-end market value of $4.375 per share and (ii) multiplying by the number of shares subject to the option. Options that have an exercise price equal to or greater than the fiscal year-end market value are not included in the value calculation.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

    The Compensation Committee and Stock Option Committee of the Board of Directors has responsibility for the Company's executive compensation program. The Committee is currently comprised solely of Non-Employee directors. The Committee is chaired by Mr. Richard L. Mattox. The other Committee members are Mr. Ben M. Streepey and Mr. Jerrol Z. Miles. The following report is submitted by the members of the Compensation Committee and the Stock Option Committee.

                                  *    *    *

    The Company's executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. The Company's compensation philosophy is to ensure that the delivery of compensation, both in the short- and long-term, is consistent with the sustained progress, growth and profitability of the Company and acts as an inducement to attract and retain qualified individuals. This program seeks to enhance the profitability of the Company, and thereby enhance shareholder value, by linking the financial interests of the Company's executives with those of its long-term shareholders. Under the guidance of the Company's Compensation Committee of the Board of Directors, the Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries.

    The Company's executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental three elements:

    - a base salary that is determined by individual contributions and sustained performance within an established competitive salary range. Pay for performance recognizes the achievement of financial goals, accomplishment of corporate and functional objectives, and performance of individual business units of the Company.

    - an annual incentive cash bonus that is directly tied to corporate and business unit performance measures

    - a long-term incentive program that rewards executives when shareholder value is created through increase in the market value of the Company's Common Shares. Stock option grants focus executives on managing the Company from the perspective of an owner with an equity position in the business.

    BASE SALARY. The salary, and any periodic increase thereof, of the President and Chief Executive Officer was and is determined by the Board of Directors of the Company based on recommendations made by the Compensation Committee. The salaries, and any periodic increases thereof, of the other executive officers were and are determined by the Board of Directors based on recommendations made by the President and Chief Executive Officer and approved by the Committee.

    The Company, in establishing base salaries, levels of incidental and/or supplemental compensation, and incentive compensation programs for its officers and key executives, assesses periodic compensation surveys and published data covering the electrical/electronics industry and industry in general. The level of base salary compensation for officers and key executives is determined by both their scope and responsibility and the established salary ranges for officers and key executives of the Company. Periodic increases in base salary are dependent on the executive's proficiency of performance in the individual's position for a given period, and on the executive's competency, skill and experience.

    BONUS PAYMENTS. The bonus compensation program for the Company's officers is subject to annual review by the Compensation Committee and requires annual approval of the Board of Directors.

    Under the bonus plan for executive officers and key employees for fiscal year 1998, executive officers were eligible for a first tier bonus award provided the consolidated pretax income of the Company and subsidiaries for fiscal year 1998 exceeded the reported pretax income. A second tier, or added bonus, was payable to executive officers provided the consolidated pretax income for fiscal year 1998 exceeded the pretax income objectives outlined in the fiscal year 1998 annual financial plan. The bonus awards under both tiers were predicated upon a formula whereby bonuses increased in proportion to the level of pretax income over fiscal year 1997 and the financial plan objectives for fiscal year 1998, respectively. No bonus awards were made to executive officers in fiscal year 1998.

    Under the bonus plan for executive officers and key employees for fiscal 1999, if consolidated pretax income exceeds 80% of the amount specified in the 1999 financial plan, an amount equal to 5% of that excess (up to the plan amount), will be available for the payment of bonuses; and if pretax income is greater than the plan amount, an amount equal to 20% of that excess will be added to the bonus pool. The bonus amount payable to each of the executive officers and key employees will be determined by the President and Chief Executive Officer of the Company.

    LONG-TERM INCENTIVE PLANS. The Company's long-term incentive compensation program is intended to align executive interest with the long-term interests of shareholders by linking executive compensation with enhancement of shareholder value. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a significant long-term equity ownership position in the Company's Common Shares.

    Currently, the only long-term incentive plan of the Company is its 1993 Employee and Non-Employee Director Stock Option Plan. This plan was adopted by the Board of Directors on September 13, 1993, and approved by the shareholders of the Company at the 1993 annual meeting of the shareholders held on November 4, 1993. Pursuant to this plan 500,000 Common Shares were made available for the grant of stock options to Non-Employee Directors of the Company and key employees of the Company and its subsidiaries as determined by the Stock Option Committee. An amendment authorizing an additional 500,000 Common Shares to be made available for grants of stock options under the 1993 Employee and Non-Employee Director Stock Option Plan was adopted by the Board of Directors and approved by the shareholders in 1997.

    On May 28, 1992, the Board of Directors adopted the 1993 Employee Stock Purchase Plan to provide executive officers and other key employees with the opportunity to purchase Common Shares and thereby establish or increase their equity position in the Company. As an added incentive to participants in this plan, the Company awarded a matching number of Common Shares in proportion (not more than 50%) to the Common Shares purchased and provided interest-free loans to the participants, subject to the discretion of the Board of Directors. The Company's matching shares vest with the participants who remain in the employment of the Company in three equal annual installments starting in September, 1994. Loans to employees are payable over periods not to exceed ten years. Participation in the Plan was completed in fiscal 1993 and the Plan expired with respect to new participation on November 10, 1993.

    SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES

                                          Mr. Richard L. Mattox
                                          Mr. Ben M. Streepey
                                          Mr. Jerrol Z. Miles

STOCK PERFORMANCE GRAPH

    The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Shares with the cumulative total return of the NASDAQ market composite (U.S. Companies) and the Peer Group Index for the five years ending June 30, 1998. The Peer Group consists of AMP Inc., Methode Electronics, Inc., Molex Incorporated and Thomas & Betts Corporation. The Peer Group consists of publicly-held companies, all of which participate in the electronic connector industry in varying degrees with respect to their total sales volume. All of these companies are significantly larger than the Company in terms of sales and assets. The comparison assumes that $100 was invested on June 30, 1993, in the Company's Common Shares and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG ROBINSON NUGENT, INC., THE NASDAQ STOCK
                 MARKET-U.S. COMPANIES INDEX AND A PEER GROUP**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              ROBINSON                         NASDAQ STOCK

              NUGENT, INC.       PEER GROUP      MARKET (U.S.)
6/93               $100.00          $100.00            $100.00
6/94                $86.59          $115.93            $100.96
6/95               $141.49          $144.21            $134.77
6/96                $87.55          $145.70            $173.03
6/97                $93.67          $174.47            $210.38
6/98                $71.33          $150.77            $277.69

CERTAIN TRANSACTIONS

    Richard L. Mattox, Secretary, Corporate Counsel and a member of the Board of Directors of the Company, is a partner in the law firm of Mattox & Mattox, with offices in New Albany, Indiana. That firm was retained by the Company as legal counsel during fiscal 1998, and it is anticipated that such relationship will continue in the current fiscal year.

    Jerrol Z. Miles, a director of the Company, is a Senior Vice President of National City Bank, Kentucky, with which the Company maintains a commercial banking relationship including a $8,000,000 credit facility. The Company utilized this loan facility during fiscal 1998 and incurred interest charges of $416,208 on borrowed funds. In fiscal 1998, the Company made periodic investments in short-term securities administered by National City Bank, Kentucky, and the Company received interest payments of approximately $6,696 thereon.

    The Board of Directors believes that the transactions described above were on terms no less favorable to the Company than would have been available in the absence of the relationships described.

    In September 1992, pursuant to the terms of the Company's Employee Stock Purchase Plan, Messrs. Burke, and Coutu borrowed $165,000 and $94,000, respectively, from the Company to purchase Common Shares of the Company. These loans are non-interest bearing and are payable over a period not to exceed ten years. At June 30, 1997, the principal balance of the loan to Mr. Burke was $42,578. Mr. Coutu paid off his loan in January 1997.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company to file initial reports of ownership and reports of changes in ownership of the Common Shares of the Company. The officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all reports required by Section 16(a) of the Securities Exchange Act of 1934 related to market transactions in the Common Shares of the Company were timely filed.

                        2.  RATIFICATION OF SELECTION OF
                          CERTIFIED PUBLIC ACCOUNTANTS

    Subject to ratification by the shareholders, the Board of Directors has selected Deloitte & Touche LLP as certified public accountants for the Company for the fiscal year ending June 30, 1999. The Company has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in the Company. In order for Deloitte & Touche LLP to be ratified as the certified public accountants for the Company for the fiscal year ending June 30, 1999, a majority of the Common Shares represented and entitled to vote at the Annual Meeting must be affirmatively voted FOR approval of this proposal.

    Deloitte & Touche LLP's report for the fiscal year ended June 30, 1998 contained no adverse opinion or disclaimer of opinion and was not qualified or modified in any respect. There were no disagreements with that firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

    Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and to have the opportunity to make statements if they so desire.

                               3.  OTHER MATTERS

    As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If (a) any matters of which the Company did not have notice by August 20, 1998 (forty five days prior to the month and day of mailing of Proxy materials with respect to the 1997 annual meeting) should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; or (c) any matters should arise incident to the conduct of the meeting; then the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

                                          By Order of the Board of Directors
                                          Richard L. Mattox, Secretary

October 5, 1998

PROXY                         ROBINSON NUGENT, INC.                      PROXY

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 5, 1998

The undersigned hereby appoints Patrick C. Duffy and Larry W. Burke, and each of them, the proxies of the undersigned, with full power of substitution, to vote all Common Shares of Robinson Nugent, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held November 5, 1998 or any adjournment thereof, as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Your vote is important. If you do not expect to attend the Annual Meeting, or if you do plan to attend but wish to vote by proxy, please date, sign and mail this proxy. A return envelope is provided for this purpose.



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

               (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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                  TRIANGLE  FOLD AND DETACH HERE  TRIANGLE

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

                            ROBINSON NUGENT, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/


                                FOR  WITHHOLD    FOR ALL
                                ALL    ALL       EXCEPT*
1. ELECTION OF DIRECTORS:       / /    / /         / /

Patrick C. Duffy and
Richard L. Mattox

---------------------------------------------
(INSTRUCTION: To withold authority to
vote for any individual nominee,
write that nominee's name on the
space provided above.)



                                              FOR    AGAINST   ABSTAIN
                                              / /     / /        / /

2. Proposal to ratify the selection of
Deloitte & Touche LLP as certified public accountants for the Company for the fiscal year ending June 30, 1999.




3. The proxies are authorized to vote in their discretion on any other matters which may properly come before the Annual
Meeting to the extent set forth in the
proxy statement.

                                              Dated:                 , 1998
                                                    ----------------

                                             ----------------    -------------
                                             (Signature)         (Signature)

                                             Please date this proxy. If
                                             shares are held jointly, both
                                             joint owners should sign. If
                                             signing as attorney, executor,
(CONTINUED FROM REVERSE SIDE)                administrator, guardian or in
                                             any other representative
                                             capacity, please give your full
                                             title as such.

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                   TRIANGLE  FOLD AND DETACH HERE  TRIANGLE

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.